Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Third Quarter EPS of $2.12

•	Net earnings of $666.4 million, or $2.12 per diluted share, compared to net earnings of $513.4 million, or $1.59 per diluted share – up 30% and 33%, respectively

•	Deliveries of 13,842 homes – up 2%

•	New orders of 15,564 homes – up 16%; new orders dollar value of $6.3 billion – up 20%

•	Backlog of 19,697 homes – up 4%; backlog dollar value of $7.9 billion – up 4%

•	Revenues of $5.9 billion – consistent with prior year

•	Homebuilding operating margins of $832.0 million, compared to $657.1 million

◦	Gross margin on home sales of 23.1%, compared to 20.4%

◦	S,G&A expenses as a % of revenues from home sales of 8.0%, compared to 8.3%

◦	Operating margin on home sales of 15.1%, compared to 12.0%

•	Financial Services operating earnings of $135.1 million, compared to $74.7 million

•	Multifamily operating loss of $5.1 million, compared to operating earnings of $10.2 million

•	Lennar Other operating earnings of $8.0 million, compared to $15.8 million

•	Homebuilding cash and cash equivalents of $2.0 billion

•	No borrowings under the Company's $2.4 billion revolving credit facility

•	Paid down approximately $400 million of debt during the quarter

•	Homebuilding debt to total capital of 29.5%, compared to 37.1%

(more)

2-2-2
Miami, September 14, 2020 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its third quarter ended August 31, 2020. Third quarter net earnings attributable to Lennar in 2020 were $666.4 million, or $2.12 per diluted share, compared to third quarter net earnings attributable to Lennar in 2019 of $513.4 million, or $1.59 per diluted share.
Stuart Miller, Executive Chairman of Lennar, said, “We are pleased to announce our results for the third quarter where we achieved net earnings of $666.4 million, or $2.12 per diluted share, compared to $513.4 million, or $1.59 per diluted share in the prior year. Our third quarter results benefited from robust market conditions combined with the solid execution of our homebuilding and financial services businesses. Fundamentals in the housing market continued to remain strong supported by record low interest rates and a continued undersupply of new and existing inventory. The housing market continued its strong rebound from the significantly weaker sales environment earlier in the year as a result of COVID-19.”
Mr. Miller continued, “During the quarter, we used the strength of the homebuilding market to accelerate starts to catch up on production lost earlier in the year. We carefully matched new orders and starts, with a continued focus on cash management which has led to greater returns. In the third quarter, new orders and starts were up 16% and 17%, respectively, over last year. As expected, our new home deliveries, limited by the production pause in the second quarter, increased only 2% over last year, but our gross margin climbed to 23.1%, a 270 basis point increase over the prior year, and our net margin reached an all-time, third quarter high of 15.1%. Additionally, we paid off approximately $400 million of debt during the quarter, had no borrowings under our $2.4 billion revolving credit facility and ended the quarter with $2.0 billion in cash and homebuilding debt to capital ratio of 29.5%, an all-time low.”
“Balancing the early year pause with currently robust market conditions, we expect fourth quarter closings of 15,500 - 16,000 homes with gross margins in the 23.25% - 23.5% range. Given strong demand and limited new and existing home inventory, we expect home sales to remain strong for the foreseeable future. As we maintain a balance between sales and deliveries, we expect fourth quarter sales between 13,800 and 14,300 homes.”
Rick Beckwitt, Chief Executive Officer of Lennar, said, “New home sales strengthened across the country in all of our major markets during the third quarter. Our sales pace was 4.2 homes per community in the third quarter, compared to 3.4 in the prior year. Our laser-focus on improving our SG&A leverage combined with the benefits of our technology efforts resulted in an SG&A percentage of 8.0%, an all-time, third quarter low. In addition, our financial services business again performed extremely well with third quarter earnings of $135.1 million, an all-time, third quarter high.”
Jon Jaffe, President of Lennar, said, “We continued to make significant progress towards becoming a land lighter company by improving our controlled percentage of total homesites by 500 basis points to 35% at the end of the third quarter from 30% in the third quarter last year, while reducing our years owned supply of homesites to 3.8 years from 4.4 at the end of last year’s third quarter. Additionally, our intense focus on construction costs helped drive margin, despite our average sales price on homes delivered remaining flat. We continue to be focused on mitigating the impact of limited availability of labor and materials in certain of our markets.”
Mr. Miller concluded, “The housing market has proven to be resilient in the current environment and we expect it to continue to be a significant driver in the recovery of the overall economy. With an excellent balance sheet, strong cash flow generation and continued execution of our core operating strategies, we expect to end 2020 with another very strong quarter and be extremely well positioned for an even stronger 2021.”

3-3-3
RESULTS OF OPERATIONS
THREE MONTHS ENDED AUGUST 31, 2020 COMPARED TO
THREE MONTHS ENDED AUGUST 31, 2019
Homebuilding
Revenues from home sales increased 3% in the third quarter of 2020 to $5.5 billion from $5.3 billion in the third quarter of 2019. Revenues were higher primarily due to a 2% increase in the number of home deliveries, excluding unconsolidated entities, and a 1% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 13,809 homes in the third quarter of 2020 from 13,513 homes in the third quarter of 2019. The average sales price of homes delivered was $396,000 in the third quarter of 2020, compared to $394,000 in the third quarter of 2019.
Gross margin on home sales were $1.3 billion, or 23.1%, in the third quarter of 2020, compared to $1.1 billion, or 20.4%, in the third quarter of 2019. The gross margin percentage on home sales increased primarily due to the Company's focus on reducing construction costs.
Selling, general and administrative expenses were $435.9 million in the third quarter of 2020, compared to $444.7 million in the third quarter of 2019. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 8.0% in the third quarter of 2020, from 8.3% in the third quarter of 2019 as the Company focused on improving its leverage combined with the benefits of the Company's technology efforts.
Financial Services
Operating earnings for the Financial Services segment were $135.1 million in the third quarter of 2020, compared to $74.7 million ($78.8 million net of noncontrolling interests) in the third quarter of 2019. Operating earnings increased due to an improvement in the mortgage business as a result of an increase in volume and margin. Additionally, operating earnings of the Company's title business increased primarily due to an increase in volume.
Other Ancillary Businesses
Operating loss for the Multifamily segment was $5.1 million in the third quarter of 2020, compared to operating earnings of $10.2 million ($10.5 million net of noncontrolling interests) in the third quarter of 2019, which included the sale of an operating property. Operating earnings for the Lennar Other segment were $8.0 million in the third quarter of 2020, compared to $15.8 million ($15.9 million net of noncontrolling interests) in the third quarter of 2019.

4-4-4
RESULTS OF OPERATIONS
NINE MONTHS ENDED AUGUST 31, 2020 COMPARED TO
NINE MONTHS ENDED AUGUST 31, 2019
Homebuilding
Revenues from home sales increased 3% in the nine months ended August 31, 2020 to $14.5 billion from $14.1 billion in the nine months ended August 31, 2019. Revenues were higher primarily due to a 5% increase in the number of home deliveries, excluding unconsolidated entities. New home deliveries, excluding unconsolidated entities, increased to 36,775 homes in the nine months ended August 31, 2020 from 35,021 homes in the nine months ended August 31, 2019. The average sales price of homes delivered was $395,000 in the nine months ended August 31, 2020, compared to $403,000 in the nine months ended August 31, 2019. The decrease in average sales price primarily resulted from continuing to shift to lower-priced communities and regional product mix due to COVID-19 stay-at-home orders in certain higher priced markets.
Gross margin on home sales were $3.2 billion, or 21.8%, in the nine months ended August 31, 2020, compared to $2.9 billion or 20.2%, in the nine months ended August 31, 2019. The gross margin percentage on home sales increased primarily due to the Company's continued focus on reducing construction costs. Loss on land sales in the nine months ended August 31, 2020 was $21.9 million, primarily due to a write-off of costs in the second quarter of 2020 as a result of Lennar not moving forward with a naval base development in Concord, California, northeast of San Francisco. Gross margin on land sales were $14.9 million in the nine months ended August 31, 2019.
Selling, general and administrative expenses were $1.2 billion in both the nine months ended August 31, 2020 and 2019. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 8.4% in the nine months ended August 31, 2020, from 8.7% in the nine months ended August 31, 2019.
Financial Services
Operating earnings for the Financial Services segment were $329.7 million ($343.8 million net of noncontrolling interests) in the nine months ended August 31, 2020, compared to $149.9 million ($163.0 million net of noncontrolling interests) in the nine months ended August 31, 2019. Operating earnings increased due to an improvement in the mortgage and title businesses as a result of an increase in volume and margin, as well as reductions in loan origination costs. Additionally, in the second quarter of 2020, the Financial Services segment recorded a $61.4 million gain on the deconsolidation of a previously consolidated entity.

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Other Ancillary Businesses
Operating loss for the Multifamily segment was $4.0 million in the nine months ended August 31, 2020, compared to operating earnings of $12.7 million ($13.4 million net of noncontrolling interests) in the nine months ended August 31, 2019. Operating loss for the Lennar Other segment was $9.1 million in the nine months ended August 31, 2020, compared to operating earnings of $20.7 million ($21.2 million net of noncontrolling interests) in the nine months ended August 31, 2019.
Tax Rate
For the nine months ended August 31, 2020 and 2019, the Company had a tax provision of $382.5 million and $374.7 million, respectively, which resulted in an overall effective income tax rate of 19.5% and 24.2%, respectively. The reduction in the overall effective income tax rate is primarily due to the extension of the new energy efficient home tax credit during the first quarter of 2020.
Liquidity
At August 31, 2020, the Company had $2.0 billion of Homebuilding cash and cash equivalents and no outstanding borrowings under its $2.4 billion revolving credit facility, thereby providing $4.4 billion of available capacity.
Fourth Quarter 2020 Guidance
The following are the Company's expected results of its homebuilding and financial services activities during the fourth quarter of fiscal year 2020:

New Orders	13,800 - 14,300
Deliveries	15,500 - 16,000
Average Sales Price	$390,000
Gross Margin % on Home Sales	23.25% - 23.5%
S,G&A as a % of Home Sales	7.7% - 7.8%
Financial Services Operating Earnings	$100 - $105 million

6-6-6
About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX, formerly known as Lennar Ventures, drives the Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements relating to the homebuilding market and other markets in which we participate. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include the potential negative impact to our business of the ongoing coronavirus (COVID-19) pandemic, the duration, impact and severity of which is highly uncertain; slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities; increases in operating costs, including costs related to construction materials, labor, real estate taxes and insurance, which exceed our ability to increase prices, both in our Homebuilding and Multifamily businesses; reduced availability of mortgage financing or increased interest rates; decreased demand for our homes or Multifamily rental apartments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies, including our land lighter strategy; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; unfavorable losses in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2019. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s third quarter earnings will be held at 11:00 a.m. Eastern Time on Tuesday, September 15, 2020. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3064 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2020	2019	2020	2019
Revenues:
Homebuilding	$5,505,120	5,438,998	14,626,720	14,258,318
Financial Services	237,068	224,502	631,992	572,029
Multifamily	115,170	183,958	370,904	428,764
Lennar Other	12,896	9,600	33,348	28,919
Total revenues	$5,870,254	5,857,058	15,662,964	15,288,030

Homebuilding operating earnings	$813,744	658,982	1,905,503	1,610,366
Financial Services operating earnings	135,079	74,698	329,722	149,887
Multifamily operating earnings (loss)	(5,148)	10,225	(4,001)	12,700
Lennar Other operating earnings (loss)	7,999	15,793	(9,123)	20,724
Corporate general and administrative expenses	(92,661)	(92,615)	(262,959)	(248,071)
Earnings before income taxes	859,013	667,083	1,959,142	1,545,606
Provision for income taxes	(189,690)	(154,440)	(382,498)	(374,670)
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	669,323	512,643	1,576,644	1,170,936
Less: Net earnings (loss) attributable to noncontrolling interests	2,905	(723)	(5,632)	(3,812)
Net earnings attributable to Lennar	$666,418	513,366	1,582,276	1,174,748

Average shares outstanding:
Basic	308,889	318,103	309,492	319,924
Diluted	308,890	318,104	309,493	319,927

Earnings per share:
Basic	$2.13	1.60	5.05	3.64
Diluted	$2.12	1.59	5.03	3.63

Supplemental information:
Interest incurred (1)	$88,149	108,401	272,347	320,960

EBIT (2):
Net earnings attributable to Lennar	$666,418	513,366	1,582,276	1,174,748
Provision for income taxes	189,690	154,440	382,498	374,670
Interest expense included in:
Costs of homes sold	93,124	97,961	247,644	255,434
Costs of land sold	1,035	3,581	1,567	4,531
Homebuilding other expense, net	5,478	5,636	17,155	11,511
Total interest expense	99,637	107,178	266,367	271,476
EBIT	$955,745	774,984	2,231,141	1,820,894

(1)	Amount represents interest incurred related to homebuilding debt.

(2)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

8-8-8
LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2020	2019	2020	2019
Homebuilding revenues:
Sales of homes	$5,467,364	5,330,694	14,533,212	14,114,939
Sales of land	34,323	104,338	81,023	134,576
Other homebuilding	3,433	3,966	12,485	8,803
Total homebuilding revenues	5,505,120	5,438,998	14,626,720	14,258,318

Homebuilding costs and expenses:
Costs of homes sold	4,204,814	4,245,061	11,359,364	11,264,640
Costs of land sold	32,395	92,151	102,899	119,685
Selling, general and administrative	435,949	444,720	1,222,032	1,223,701
Total homebuilding costs and expenses	4,673,158	4,781,932	12,684,295	12,608,026
Homebuilding operating margins	831,962	657,066	1,942,425	1,650,292
Homebuilding equity in loss from unconsolidated entities	(6,431)	(10,459)	(20,077)	(4,601)
Homebuilding other income (expense), net	(11,787)	12,375	(16,845)	(35,325)
Homebuilding operating earnings	$813,744	658,982	1,905,503	1,610,366

Financial Services revenues	$237,068	224,502	631,992	572,029
Financial Services costs and expenses	101,989	149,804	363,688	422,142
Financial Services gain on deconsolidation	—	—	61,418	—
Financial Services operating earnings	$135,079	74,698	329,722	149,887

Multifamily revenues	$115,170	183,958	370,904	428,764
Multifamily costs and expenses	118,786	181,616	379,607	431,510
Multifamily equity in earnings (loss) from unconsolidated entities and other gain	(1,532)	7,883	4,702	15,446
Multifamily operating earnings (loss)	$(5,148)	10,225	(4,001)	12,700

Lennar Other revenues	$12,896	9,600	33,348	28,919
Lennar Other costs and expenses	2,062	2,734	3,564	7,550
Lennar Other equity in earnings (loss) from unconsolidated entities	(2,189)	8,903	(28,712)	12,255
Lennar Other income (expense), net	(646)	24	(10,195)	(12,900)
Lennar Other operating earnings (loss)	$7,999	15,793	(9,123)	20,724

9-9-9
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, New Jersey, Pennsylvania and South Carolina
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, North Carolina, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	For the Three Months Ended August 31,
	2020	2019	2020	2019	2020	2019
Deliveries:	Homes		Dollar Value		Average Sales Price
East	4,309	4,521	$1,488,022	1,502,780	$345,000	332,000
Central	2,767	2,809	1,062,799	1,054,715	384,000	375,000
Texas	2,598	2,260	719,467	696,904	277,000	308,000
West	4,165	3,908	2,205,235	2,060,740	529,000	527,000
Other	3	24	2,590	18,280	863,000	762,000
Total	13,842	13,522	$5,478,113	5,333,419	$396,000	394,000
Of the total homes delivered listed above, 33 homes with a dollar value of $10.7 million and an average sales price of $326,000 represent home deliveries from unconsolidated entities for the three months ended August 31, 2020, compared to nine home deliveries with a dollar value of $2.7 million and an average sales price of $303,000 for the three months ended August 31, 2019.

	At August 31,		For the Three Months Ended August 31,
	2020	2019	2020	2019	2020	2019	2020	2019
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	340	361	4,655	4,530	$1,631,349	1,462,210	$350,000	323,000
Central	297	338	3,375	2,632	1,298,792	1,003,818	385,000	381,000
Texas	217	235	2,746	2,221	743,553	660,304	271,000	297,000
West	341	362	4,786	3,949	2,580,328	2,049,404	539,000	519,000
Other	3	4	2	37	1,452	33,896	726,000	916,000
Total	1,198	1,300	15,564	13,369	$6,255,474	5,209,632	$402,000	390,000
Of the total new orders listed above, 34 homes with a dollar value of $9.7 million and an average sales price of $286,000 represent new orders in four active communities from unconsolidated entities for the three months ended August 31, 2020, compared to 21 new orders with a dollar value of $7.3 million and an average sales price of $349,000 in five active communities for the three months ended August 31, 2019.

	For the Nine Months Ended August 31,
	2020	2019	2020	2019	2020	2019
Deliveries:	Homes		Dollar Value		Average Sales Price
East	11,511	11,502	$3,924,289	3,838,124	$341,000	334,000
Central	7,389	7,193	2,833,745	2,723,291	384,000	379,000
Texas	6,637	5,660	1,877,374	1,796,344	283,000	317,000
West	11,273	10,667	5,894,183	5,738,881	523,000	538,000
Other	25	49	23,642	43,312	946,000	884,000
Total	36,835	35,071	$14,553,233	14,139,952	$395,000	403,000
Of the total homes delivered listed above, 60 homes with a dollar value of $20.0 million and an average sales price of $334,000 represent home deliveries from unconsolidated entities for the nine months ended August 31, 2020, compared to 50 home deliveries with a dollar value of $25.0 million and an average sales price of $500,000 for the nine months ended August 31, 2019.

10-10-10

	For the Nine Months Ended August 31,
	2020	2019	2020	2019	2020	2019
New Orders:	Homes		Dollar Value		Average Sales Price
East	12,512	12,756	$4,266,221	4,242,708	$341,000	333,000
Central	8,741	7,974	3,341,959	3,020,328	382,000	379,000
Texas	7,327	6,069	1,986,770	1,861,849	271,000	307,000
West	12,359	11,481	6,508,509	5,977,758	527,000	521,000
Other	16	70	15,189	60,447	949,000	864,000
Total	40,955	38,350	$16,118,648	15,163,090	$394,000	395,000
Of the total new orders listed above, 85 homes with a dollar value of $26.8 million and an average sales price of $316,000 represent new orders from unconsolidated entities for the nine months ended August 31, 2020, compared to 68 new orders with a dollar value of $32.1 million and an average sales price of $472,000 for the nine months ended August 31, 2019.

	August 31,
	2020	2019	2020	2019	2020	2019
Backlog:	Homes		Dollar Value		Average Sales Price
East (1)	6,691	6,999	$2,368,300	2,419,795	$354,000	346,000
Central	4,502	4,110	1,752,180	1,597,944	389,000	389,000
Texas	2,860	2,557	822,734	826,226	288,000	323,000
West	5,644	5,215	2,922,743	2,726,329	518,000	523,000
Other	—	27	—	26,123	—	968,000
Total	19,697	18,908	$7,865,957	7,596,417	$399,000	402,000
Of the total homes in backlog listed above, 56 homes with a backlog dollar value of $17.0 million and an average sales price of $303,000 represent the backlog from unconsolidated entities at August 31, 2020, compared to 25 homes with a backlog dollar value of $9.8 million and an average sales price of $391,000 at August 31, 2019.

(1)	During the nine months ended August 31, 2019, the Company acquired 13 homes in backlog.

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LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	August 31,	November 30,
	2020	2019
ASSETS
Homebuilding:
Cash and cash equivalents	$1,966,796	1,200,832
Restricted cash	11,959	9,698
Receivables, net	295,958	329,124
Inventories:
Finished homes and construction in progress	9,288,624	9,195,721
Land and land under development	7,987,149	8,267,647
Consolidated inventory not owned	395,489	313,139
Total inventories	17,671,262	17,776,507
Investments in unconsolidated entities	940,695	1,009,035
Goodwill	3,442,359	3,442,359
Other assets	1,137,137	1,021,684
	25,466,166	24,789,239
Financial Services	2,209,549	3,006,024
Multifamily	1,184,086	1,068,831
Lennar Other	455,484	495,417
Total assets	$29,315,285	29,359,511

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,140,341	1,069,179
Liabilities related to consolidated inventory not owned	324,544	260,266
Senior notes and other debts payable, net	7,180,274	7,776,638
Other liabilities	1,944,247	1,900,955
	10,589,406	11,007,038
Financial Services	1,197,847	2,056,450
Multifamily	236,059	232,155
Lennar Other	11,628	30,038
Total liabilities	12,034,940	13,325,681
Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	29,894	29,712
Class B common stock of $0.10 par value	3,944	3,944
Additional paid-in capital	8,654,954	8,578,219
Retained earnings	9,760,165	8,295,001
Treasury stock	(1,276,691)	(957,857)
Accumulated other comprehensive income (loss)	(163)	498
Total stockholders’ equity	17,172,103	15,949,517
Noncontrolling interests	108,242	84,313
Total equity	17,280,345	16,033,830
Total liabilities and equity	$29,315,285	29,359,511

12-12-12

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	August 31,	November 30,	August 31,
	2020	2019	2019
Homebuilding debt	$7,180,274	7,776,638	9,075,016
Stockholders' equity	17,172,103	15,949,517	15,371,938
Total capital	$24,352,377	23,726,155	24,446,954
Homebuilding debt to total capital	29.5%	32.8%	37.1%

Homebuilding debt	$7,180,274	7,776,638	9,075,016
Less: Homebuilding cash and cash equivalents	1,966,796	1,200,832	795,405
Net homebuilding debt	$5,213,478	6,575,806	8,279,611
Net homebuilding debt to total capital (1)	23.3%	29.2%	35.0%

(1)
Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.